STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of June 13, 2006, is between CIARAN G. MCCOURT (“Seller”) and PRIDES CAPITAL FUND I, LP, a Delaware limited partnership (“Prides”).

RECITALS

1.         Each of Seller and Prides is a shareholder of eDIETS.com, Inc. (the “Company”).

2.         Seller desires to sell 255,605 shares (the “Shares”) of common stock, $0.01 par value, of the Company (the “Common Stock”) to Prides.

3.         Prides desires to purchase the Shares from Seller upon the terms and conditions set forth herein.

AGREEMENT:

NOW THEREFORE, the parties agree as follows:

SECTION 1.  Purchase and Sale of the Shares. Subject to the terms and conditions set forth below, Seller agrees to sell the Shares to Prides, and Prides agrees to purchase the Shares from Seller. The obligation of Prides to purchase the Shares is subject to the representations and warranties of Seller being correct as of the date hereof and on the closing date. The obligation of Seller to sell the Shares is subject to the representations and warranties of Prides being correct as of the date hereof and on the closing date.

SECTION 2.  Purchase Price. The purchase price per Share to be paid by Prides for the Shares is $4.42, for an aggregate purchase price of $1,129,774.10, which will be paid by Prides by wire transfer on the closing date to the account of Seller designated in Exhibit A to this Agreement.

SECTION 3.   Representations and Warranties of Seller. Seller represents and warrants to Prides as follows:

3.1       Power and Authority. Seller has the power and authority to sell the Shares, and this Agreement is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability is subject to the effects of bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a court at law or in equity).

3.2       Ownership and Title. As of the date hereof and as of the closing date, Seller is and will be the record and beneficial owner of, and has and will have valid and marketable title to the Shares, free and clear of all claims, liens, charges, encumbrances, “adverse claims” (as defined in Article 8 of the Delaware Uniform Commercial Code), security interests and rights of third parties.

3.3       Commitments. As of the date hereof and as of the closing date, Seller has not created and will not have created any subscriptions, options, warrants, claims, calls, commitments, proxies or agreements for the purchase, voting or control of any of the Shares.

3.4       Exemption from Registration. The Shares being sold by Seller are and will be legended and restricted securities within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and on completion of the sale will bear a legend indicating clearly that the Shares are "restricted securities" under the Act. Seller is selling the Shares to Purchaser in a transaction exempt from registration under the Securities Act. The foregoing representation is subject to the accuracy of the representations of Prides in Section 4.

3.5       Information. Seller and its advisors has been furnished with all materials relating to the business, finances and operations of the Company that have been requested by Seller. Seller has been afforded the opportunity to ask questions of Prides and has received what Prides believes to be satisfactory answers to any such inquiries.

3.6       No Conflicts. Neither the execution, delivery and performance of this Agreement nor the consummation by Seller of the transactions contemplated by this Agreement will constitute a violation of or default under, or conflict with any contract, commitment, agreement, understanding, arrangement, restriction, order or regulation of any kind as to which Seller is a party or by which Seller is bound.

3.7       Fees. The Seller intends to pay Florida Atlantic Securities Corporation and outside counsel a fee in respect of the sale of the Shares to Prides. The Seller acknowledges that Prides shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any person for fees of the type contemplated by this Section with the transactions contemplated by this Agreement.

3.8       Consents. Seller is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for Seller to execute, deliver or perform any of his obligations under or contemplated by this Agreement.

SECTION 4.   Representations and Warranties of Prides. Prides represents and warrants to Seller as follows:

4.1       Power and Authority. Prides has the power and authority to purchase the Shares, and this Agreement is a valid and binding agreement of Prides, enforceable against Prides in accordance with its terms, except as such enforceability is subject to the effects of bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a court at law or in equity).

4.2       Investment Purpose. Prides is acquiring the Shares in the ordinary course of its business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act. Prides presently does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares.

4.3       No Conflicts. Neither the execution, delivery and performance of this Agreement nor the consummation by Prides of the transactions contemplated by this Agreement will constitute a violation of or default under, or conflict with any contract, commitment, agreement, understanding, arrangement, restriction, order or regulation of any kind as to which Prides is a party or by which Prides is bound.

4.4       Fees. No fees or commissions are payable to any broker, finder or similar person with respect to the sale of the Shares by Seller to Prides as a result of any action or agreement on the part of Prides.

4.5       Consents. Prides is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for Prides to execute, deliver or perform any of its obligations under or contemplated by this Agreement.

SECTION 5.   Closing Matters. The closing of the purchase and sale of the Shares will occur on the date hereof or at any later time that is mutually agreeable to Seller and Prides. At or prior to the closing, the following actions will be taken:

5.1       Wiring of Funds. Upon confirmation that Share certificates and written instructions to transfer the Shares to Prides have been delivered by Seller to the Company’s stock transfer agent, Prides will wire an amount sufficient to cover the aggregate purchase price of the Shares to Seller’s account, the details of which are attached as Exhibit A to this Agreement;

5.2       Transfer of the Shares. The Shares will have been delivered to the transfer agent for the Company who will confirm its intention, upon proper instruction of the Company, to issue shares to Prides; and

5.3       Opinion. Prides will have received the opinion of Holland & Knight, LLP, securities counsel to the Seller, dated as of the date of closing, in form and substance acceptable to Prides.

SECTION 6.   Miscellaneous Provisions.

6.1       Specific Performance. The parties acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties are specifically enforceable.

6.2       Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring those expenses.

6.3       Further Assurances. Each party will execute such other and further documents and do such further acts as may be reasonably required to effectuate the intent of the parties and carry out the terms of this Agreement. Without limiting the generality of the foregoing, Seller and Prides will execute all documents and instruments and obtain such other signatures and consents as Prides or the Seller may reasonably deem necessary or appropriate to vest record, beneficial, equitable and marketable title to the Shares in the Prides.

6.4        Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and properly addressed to the party to receive the same. A copy of any notice given to Prides or Seller must also be given to the Company. The addresses and facsimile numbers for such communications are:

If to Prides:	Prides Capital Fund I, LP
c/o Prides Capital Partners, LLC
44 Montgomery Street, Suite 860
San Francisco, CA 94104
Telephone: 415-946-1482
Facsimile: 617-249-0165
Attention: Murray Indick, Managing Member

If to Seller:	Ciaran G. McCourt
7421 West Cypresshead Drive
Parkland, FL 33067
Telephone: 954-345-7237
Facsimile: 954-345-7237

6.5       Representations and Warranties. The representations, warranties, covenants and agreements made in this Agreement survive the date hereof.

6.6       Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument, and any of the parties may execute this Agreement by signing any counterpart.

6.7       Amendments. This Agreement may not be modified, amended, supplemented or waived with respect to the obligations of a party, except by an instrument in writing signed by the party.

6.8       Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes any prior understandings or agreements relating thereto, oral or written.

6.9       Severability. If any provision of this Agreement is declared unenforceable by a court of competent jurisdiction, the provision will be stricken and the remainder of this Agreement will remain binding on the parties. If any provision of this Agreement is so declared unenforceable due to its scope or breadth, then the provision will be narrowed to the scope or breadth permitted by law.

6.10     Governing Law. This Agreement is governed by and construed and enforced in accordance with the laws of the State of Delaware.

6.11     Captions. The headings and other captions contained in this Agreement are for convenience only and may not be used in the interpretation, construction or enforcement of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed effective as of the date first written above.

PRIDES CAPITAL FUND I, LP
By: Prides Capital Partners, LLC

By:	/s/Murray Indick
Name:	Murray Indick
Title:	Managing Member
Address:	44 Montgomery Street, Suite 860
San Francisco, CA 94104

AGREED AND APPROVED:

By:	/s/ Ciaran G. McCourt
Name:	Ciaran G. McCourt
Address:	7421 West Cypresshead Drive
Parkland, FL 33067